Exhibit 99.1

CEVA, Inc. Announces Second Quarter 2019 Financial Results

●	Sequential royalty revenue growth of 27%, attributable to recovery in handset baseband
●	Licensing revenue of $10.8 million, reflecting robust demand for wireless connectivity and smart sensing technologies

MOUNTAIN VIEW, Calif., August 8, 2019 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, today announced its financial results for the second quarter ended June 30, 2019.

Total revenue for the second quarter of 2019 was $18.4 million, a 5% increase compared to $17.5 million reported for the second quarter of 2018. Second quarter 2019 licensing and related revenue was $10.8 million, an increase of 8% when compared to $10.0 million reported for the same quarter a year ago. Royalty revenue for the second quarter of 2019 was $7.6 million, a 2% increase compared to $7.5 million reported for the second quarter of 2018.

Gideon Wertheizer, CEO of CEVA, stated: “I am very pleased with our performance in the second quarter. We continued to expand our licensee base and diversify our revenue sources, capitalizing on our excellence in wireless connectivity and smart sensing technologies. In royalties, our handset baseband shipments showed pronounced sequential growth following a period of market softness and excess inventories. Our non-handset baseband royalties continue to show solid growth, driven by base station RAN and Bluetooth.”

Mr. Wertheizer continued: “Our recent acquisition of the Hillcrest Labs business and the technology investment we made in Immervision, Inc. will enable us to further expand our product offerings and customer reach. These investments are important landmarks in our strategic plan to broaden our technology portfolio, while also allowing us to move up the value chain and create tighter relationships with semiconductor companies and OEMs.”

Of the nine license agreements completed during the quarter, three were for smart sensing products and six were for connectivity products. All of the licensing agreements signed during the quarter were for non-handset baseband applications and four were with first-time customers of CEVA. Customers’ target markets include cellular IoT, sound and Bluetooth for wireless earbuds, AI and computer vision for consumer and surveillance products, and Wi-Fi access points. Geographically, three of the deals signed were in China, two were in the U.S. and four were in the APAC region, including Japan.

GAAP net loss for the second quarter of 2019 was $1.5 million, 28% lower than net loss of $2.1 million reported for the same period in 2018. GAAP diluted loss per share for the second quarter of 2019 was $0.07, compared to diluted loss per share of $0.09 a year ago.

Non-GAAP net income and diluted earnings per share for the second quarter of 2019 were $1.2 million and $0.05, respectively, up 42% and 25%, respectively, from the $0.9 million and $0.04 reported for both income and diluted earnings per share for the second quarter of 2018. Non-GAAP net income and diluted earnings per share for the second quarter of 2019 excluded: (a) equity-based compensation expense, net of taxes, of $2.5 million, (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves and an investment in NB-IoT technologies. Non-GAAP net income and diluted earnings per share for the second quarter of 2018 excluded: (a) equity-based compensation expense, net of taxes, of $2.7 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves and NB-IoT technologies.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “We are encouraged by the sequential increase of 27% in our royalty revenue, reflecting an uptick in handset inventory build up in advance of the high season. Also, second quarter non-GAAP net income and non-GAAP fully diluted earnings per share showed year-over-year growth for the first time in five quarters. We continued our buyback plan, repurchasing approximately $2.3 million of our common stock under our existing share repurchase program. At the end of the quarter, our cash balance, marketable securities and bank deposits totaled $166 million, with no debt."

CEVA Conference Call

On August 8, 2019 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/31019. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10133150) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on August 15, 2019. The replay will also be available at CEVA's web site www.ceva-dsp.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions.  Forward-looking statements include Mr. Wertheizer’s statements that CEVA’s licensee base and revenue sources continue to expand, handset baseband shipments showed pronounced sequential growth, non-handset baseband royalties continue to show solid growth and the recent acquisition of the Hillcrest Labs business and the technology investment in Immervision will enable the company to further expand its product offerings and customer reach, thereby allowing the company to move up the value chain and create tighter relationships with semiconductor companies and OEMs. The risks, uncertainties and assumptions that could cause differing CEVA results include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; CEVA’s ability to successfully integrate Hillcrest Labs’ operations and realize the expected synergies; CEVA’s ability to successfully leverage Immervision’s technology to increase CEVA’s customer base and product offerings, as well as other expectations with respect to the strategic partnership, our continued success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the autonomous driving and IoT markets, the effect of trade tariffs and political tensions, the effect of intense industry competition and consolidation, including the effect of Apple’s announced acquisition of a majority of Intel’s smartphone modem business, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings.  CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies. We offer Digital Signal Processors, AI processors, wireless platforms and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence, all of which are key enabling technologies for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial and IoT. Our ultra-low-power IPs include comprehensive DSP-based platforms for 5G baseband processing in mobile and infrastructure, advanced imaging and computer vision for any camera-enabled device and audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and IMU solutions for AR/VR, robotics, remote controls, and IoT. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For wireless IoT, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax) and NB-IoT. Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	Unaudited
Revenues:
Licensing and related revenues	$10,804	$10,038	$21,815	$20,121
Royalties	7,596	7,456	13,554	14,942

Total revenues	18,400	17,494	35,369	35,063

Cost of revenues	2,493	1,988	4,516	3,960

Gross profit	15,907	15,506	30,853	31,103

Operating expenses:
Research and development, net	12,390	11,843	24,720	23,859
Sales and marketing	2,956	3,399	5,977	6,575
General and administrative	2,534	2,833	4,851	5,787
Amortization of intangible assets	210	92	420	451

Total operating expenses	18,090	18,167	35,968	36,672

Operating loss	(2,183)	(2,661)	(5,115)	(5,569)
Financial income, net	896	777	1,696	1,704

Loss before taxes on income	(1,287)	(1,884)	(3,419)	(3,865)
Taxes on income	225	206	390	407

Net loss	$(1,512)	$(2,090)	$(3,809)	$(4,272)

Basic and diluted net loss per share	$(0.07)	(0.09)	$(0.17)	$(0.19)
Weighted-average shares used to compute net loss per share (in thousands):
Basic and diluted	21,936	22,129	21,927	22,139

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended				Six months ended
	June 30,				June 30,
	2019		2018		2019		2018
	Unaudited
GAAP net loss		$(1,512)		$(2,090)		$(3,809)		$(4,272)
Equity-based compensation expense included in cost of revenues		160		168		296		325
Equity-based compensation expense included in research and development expenses		1,458		1,359		2,820		2,628
Equity-based compensation expense included in sales and marketing expenses		394		423		750		877
Equity-based compensation expense included in general and administrative expenses		667		895		1,229		1,786
Income tax benefit related to equity-based compensation expenses		(207)		(153)		(344)		(282)
Amortization of intangible assets related to RivieraWaves transaction and NB-IoT technologies		289		275		578		634
Non-GAAP net income		$1,249		$877		$1,520		$1,696

GAAP weighted-average number of Common Stock used in computation of diluted net loss per share (in thousands)		21,936		22,129		21,927		22,139
Weighted-average number of shares related to outstanding stock-based awards (in thousands)		837		903		805		935
Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)		22,773		23,032		22,732		23,074

GAAP diluted loss per share	$	(0.07)	$	(0.09)	$	(0.17)	$	(0.19)
Equity-based compensation expense, net of taxes		$0.11		$0.12		$0.21		$0.23
Amortization of intangible assets related to RivieraWaves transaction and NB-IoT technologies		$0.01		$0.01		$0.03		$0.03
Non-GAAP diluted earnings per share		$0.05		$0.04		$0.07		$0.07

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	June 30,	December 31,
	2019	2018(*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$24,527	$22,260
Marketable securities and short-term bank deposits	126,508	123,608
Trade receivables, net	10,461	9,971
Unbilled receivables	11,558	16,185
Prepaid expenses and other current assets	7,432	5,264
Total current assets	180,486	177,288
Long-term assets:
Bank deposits	14,652	21,864
Severance pay fund	9,866	9,026
Deferred tax assets, net	6,446	5,924
Property and equipment, net	7,416	7,344
Operating lease right-of-use assets	9,736	—
Goodwill	46,612	46,612
Intangible assets, net	2,122	2,700
Other long-term assets	7,429	6,505
Total assets	$284,765	$277,263

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$542	$632
Deferred revenues	2,395	3,593
Accrued expenses and other payables	16,571	17,527
Operating lease liabilities	1,824	—
Total current liabilities	21,332	21,752

Long-term liabilities:
Accrued severance pay	10,592	9,632
Operating lease liabilities	7,621	—
Other accrued liabilities	575	—
Total liabilities	40,120	31,384

Stockholders’ equity:
Common stock	22	22
Additional paid in-capital	223,306	223,250
Treasury stock	(37,498)	(39,132)
Accumulated other comprehensive income (loss)	64	(1,114)
Retained earnings	58,751	62,853
Total stockholders’ equity	244,645	245,879
Total liabilities and stockholders’ equity	$284,765	$277,263

(*) Derived from audited financial statements